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Exhibit 2.1

AMENDMENT NO. 2 TO COMBINATION AGREEMENT

        This AMENDMENT NO. 2 TO COMBINATION AGREEMENT (this "Amendment") is made and entered into as of January 13, 2005, between Adolph Coors Company, a Delaware corporation ("Coors"), Molson Coors Canada Inc., a Canadian corporation and an indirect Subsidiary of Coors formerly known as Coors Canada Inc. ("Exchangeco"), and Molson Inc., a corporation organized and existing under the laws of Canada ("Molson"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Combination Agreement (as defined below).

RECITALS:

        WHEREAS, the parties hereto are parties to a Combination Agreement, dated as of July 21, 2004, as amended by Amendment No. 1 thereto dated November 11, 2004 (the "Combination Agreement");

        WHEREAS, the parties hereto agree to increase to Cdn.$5.44 per share the amount of the Molson Dividend to be paid by Molson pursuant to the Arrangement, as modified by the parties hereto through the date hereof, to the holders of Molson Common Shares who are of record at the close of business on the last trading day immediately prior to the Effective Time;

        WHEREAS, Pentland and its Subsidiaries have agreed to waive any participation in the Molson Dividend;

        WHEREAS, the board of directors of Molson has determined that this Amendment is in the best interests of Molson;

        WHEREAS, the board of directors of Coors has determined that this Amendment is advisable to and in the best interests of each class of its stockholders;

        WHEREAS, the parties to the Coors Voting Agreement have concurrently herewith confirmed and agreed to the terms of this Amendment; and

        WHEREAS, the parties to the Molson Voting Agreement have concurrently herewith confirmed and agreed to the terms of this Amendment.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        Section 1.     Amendments to the Combination Agreement.

          (a)   The definition of "Molson Dividend" in Section 1.1 of the Combination Agreement is hereby amended to read in its entirety as follows:

  "'Molson Dividend' means that certain special dividend in the amount of Cdn.$5.44 in cash per share payable by Molson to all holders of Molson Common Shares who are of record at the close of business on the last trading day immediately prior to the Effective Time pursuant to the Plan of Arrangement."

          (b)   Section 2.5(d) of the Combination Agreement is hereby amended to read in its entirety as follows:

        "(d) Subject to the terms of this Agreement, Molson and Coors shall each use their respective reasonable best efforts to cause the Coors Meeting and Molson Meeting (as each may be postponed or adjourned) to be held on the same date, or not more than two business days apart from each other, or on such other dates as are reasonably acceptable to each of Coors and Molson. Subject to the terms of this Agreement, Molson shall use its reasonable best efforts to cause the Molson Optionholders Meeting to be held on or before the date of the Molson Meeting. Each of Molson and Coors shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Molson Meeting, the Molson Optionholders Meeting or the Coors Meeting, as applicable, without the other party's prior written consent, in each case, except as required (i) by applicable Laws or an Order of the Court, (ii) for quorum purposes, (iii) to enable Molson or Coors, as applicable, to comply with its obligations under Section 6.2(b)(iii), or (iv) in the case of an adjournment or postponement, in order to disseminate information with respect to Amendment No. 2 to this Agreement for an appropriate period prior to the Molson Meeting or the Coors Meeting, as reasonably determined by Molson and Coors."

          (c)   Section 8.1(b) of the Combination Agreement is hereby amended by replacing "January 31, 2005" therein with "March 15, 2005."

        Section 2.    Certain Amendments to Exhibits to Combination Agreement and Transaction Documents.    To the extent necessary to reflect amendments to the Combination Agreement, conforming changes shall be made to the definitive or execution versions of documents the forms of which are attached as Exhibits to the Combination Agreement. Without limiting the generality of the foregoing, Section 2.2(a) of the Plan of Arrangement shall be amended to provide that the Molson Dividend will be in the amount of Cdn.$5.44 per share, and Section 2.2(a) of the Plan of Arrangement shall not otherwise be amended by this Amendment.

        Sesction 3.    Representations and Warranties of Coors.    Coors represents and warrants to Molson as of the date hereof as follows (provided that references in this Section 3 to documents are references to such documents as amended hereby):

          (a)   Authority. Coors has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations under this Amendment and the documents referred to in this Amendment to which it is a party and, subject to the receipt of the Coors Stockholder Approval and the Final Order, to consummate the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party. The execution, delivery and performance by Coors of this Amendment and the consummation by Coors of the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party have been duly and validly authorized by all necessary corporate action on the part of Coors, and no other corporate proceedings on the part of Coors are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party, other than the Coors Stockholder Approval and the Final Order. This Amendment has been duly and validly executed and delivered by Coors and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of Coors, enforceable against Coors in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.

          (b)   Approval. At a meeting duly called and held, the board of directors of Coors has: (i) determined that this Amendment and the documents referred to in this Amendment to which Coors is a party and the transactions contemplated hereby and thereby (including the Coors Share Issuance, the Coors Charter Amendment and the Arrangement) are advisable and fair to and in the best interests of Coors and the holders of each class of the Coors Common Stock; (ii) authorized and approved this Amendment and the documents referred to in this Amendment to which Coors is a party and the transactions contemplated hereby and thereby (including the Coors Share Issuance, the Coors Charter Amendment and the Arrangement); and (iii) adopted a resolution re-affirming its recommendation for the approval and adoption of the Coors Charter Amendment and the Coors Share Issuance by its stockholders at the Coors Meeting.

          (c)   No Conflict. The execution, delivery and performance by Coors of this Amendment and the consummation by Coors of the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party do not and will not, subject to obtaining the Coors Stockholder Approval and receipt of the Approvals referred to in Section 3(d) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Coors Charter Documents or the equivalent organizational documents of any of Coors' material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Coors or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Coors or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Coors or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Coors or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Coors or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as have been disclosed to Molson on or before the date of this Amendment or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coors.

          (d)   Required Filings and Consents. The execution, delivery and performance by Coors of this Amendment and the documents referred to in this Amendment to which it is a party and the consummation by Coors of the transactions contemplated hereby and thereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Coors or its Subsidiaries, except for (i) the Competition Act Approval, (ii) the ICA Approval, (iii) the compliance with any applicable requirements of the HSR Act, including pre-merger notification requirements, (iv) any other applicable competition, merger control, antitrust or similar Law of foreign Governmental Entities, (v) the filing with the SEC and the mailing to the Coors stockholders of materials that amend, supplement or otherwise modify the Joint Proxy Statement/Circular, and the filing with the SEC of the Form 8-A, the Form S-3 and any reports that might be required pursuant to the 1934 Act in connection with the Combination Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (vi) the filing with the Secretary of State of the State of Delaware of the restated certificate of incorporation of Coors, in the form attached to the Combination Agreement as Exhibit G, (vii) any Orders of applicable Canadian Securities Regulatory Authorities required by Section 2.6(a), (viii) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the NYSE, the TSX or any state securities or blue sky laws, (ix) any approvals required by the Interim Order, the Final Order or filings with the Director under the CBCA and/or (x) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Coors.

          (e)   Opinions of Financial Advisors. The board of directors of Coors has received from its financial advisor, Deutsche Bank Securities Inc., an opinion, dated January 13, 2005, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to (i) the holders of the Coors Class A Common Stock and (ii) the holders of the Coors Class B Common Stock.

        Section 4. Representation and Warranties of Molson. Molson represents and warrants to Coors as of the date hereof as follows (provided that references in this Section 4 to documents are references to such documents as amended hereby):

          (a)   Authority. Molson has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations under this Amendment and the documents referred to in this Amendment to which it is a party and, subject to the receipt of the Molson Shareholder Approval, the Molson Optionholder Approval and the Final Order, to consummate the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party. The execution, delivery and performance by Molson of this Amendment and the consummation by Molson of the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party have been duly and validly authorized by all necessary corporate action on the part of Molson, and no other corporate proceedings on the part of Molson are necessary to authorize this Amendment to consummate the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party, other than the Molson Shareholder Approval, the Molson Optionholder Approval and the Final Order. This Amendment has been duly and validly executed and delivered by Molson and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of Molson, enforceable against Molson in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.

          (b)   Approval. At a meeting duly called and held, Molson's board of directors has: (i) determined that this Amendment and the documents referred to in this Amendment to which Molson is a party and the transactions contemplated hereby and thereby (including the Arrangement) are fair to the holders of each class of the Molson Common Shares (other than Pentland) and in the best interests of Molson; and (ii) authorized and approved this Amendment and the documents referred to in this Amendment to which Molson is a party and the transactions contemplated hereby and thereby (including the Arrangement). As of the date of this Amendment, Molson's board of directors has not withdrawn, modified or qualified in any manner adverse to Coors its recommendation for the approval and adoption of the Arrangement by its shareholders at the Molson Meeting or its recommendation for the approval of the exchange of each Molson Option for a Replacement Option by its option holders.

          (c)   No Conflict. The execution, delivery and performance by Molson of this Amendment and the consummation by Molson of the transactions contemplated by this Amendment and the documents referred to in this Amendment to which it is a party, do not and will not, subject to obtaining the Molson Shareholder Approval and the Molson Optionholder Approval and receipt of the Approvals referred to in Section 4(d) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Molson Charter Documents or the equivalent organizational documents of any of Molson's material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Molson or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Molson or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Molson or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Molson or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Molson or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as have been disclosed to Coors on or before the date of this Amendment or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Molson.

          (d)   Required Filings and Consents. The execution, delivery and performance by Molson of this Amendment and the documents referred to in this Amendment to which it is a party and the consummation by Molson of the transactions contemplated hereby and thereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Molson or its Subsidiaries, except for (i) the Competition Act Approval, (ii) the ICA Approval, (iii) the compliance with any applicable requirements of the HSR Act, including pre-merger notification requirements, (iv) any other applicable competition, merger control, antitrust or similar Law of foreign Governmental Entities, (v) if required, the filing with the Canadian Securities Regulatory Authorities and the mailing to the shareholders of Molson of materials that amend, supplement or otherwise modify the Joint Proxy Statement/Circular, (vi) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the TSX, (vii) any approvals required by the Interim Order, the Final Order or filings with the Director under the CBCA and/or (viii) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Molson.

        Section 5. General Provisions

          (a)   Counterparts. This Amendment may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          (b)   Governing Law and Venue; Waiver of Jury Trial. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Amendment shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, except to the extent mandatorily governed by the laws of Canada or the laws of the province of Quebec or the State of Delaware, as applicable. Except with respect to the Interim Order or Final Order or any other matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Amendment and of the documents referred to in this Amendment, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Amendment or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.2 of the Combination Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

        EACH OF COORS AND MOLSON HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF COORS OR MOLSON IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

          (c)   The representations and warranties of Molson and Coors contained in this Amendment shall terminate at the Effective Time. Further, the covenant of Molson set forth in Section 5.1(b) of the Combination Agreement, as amended hereby, shall terminate as of immediately prior to the Effective Time.

          (d)   Except as specifically provided for in this Amendment, all other provisions of the Combination Agreement shall continue in full force and effect.

*    *    *    *    *

        IN WITNESS WHEREOF, Coors, Exchangeco and Molson have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ADOLPH COORS COMPANY
By:	/s/ PETER H. COORS Name: Peter H. Coors Title: Chairman
MOLSON COORS CANADA INC.
By:	/s/ ROBERT REESE Name: Robert Reese Title: Chief Executive Officer
MOLSON INC.
By:	/s/ DANIEL J. O'NEILL Name: Daniel J. O'Neill Title: President and Chief Executive Officer

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  Exhibit 2.1
AMENDMENT NO. 2 TO COMBINATION AGREEMENT
RECITALS